Exhibit 10.1

DATED 15 MAY 2013

(1)	SPARROW HOLDINGS, L.P.

(2)	COSTAMARE VENTURES INC.

FRAMEWORK DEED

r e e d s m i t h .com

CONTENTS

CLAUSE

1.	INTERPRETATION	1
2.	SCOPE OF BUSINESS	8
3.	CAPITAL COMMITMENTS	9
4.	INVESTMENT PROCEDURE	11
5.	OPERATION AND GOVERNANCE OF EACH SPV	13
6.	APPOINTMENT OF AUDITORS	16
7.	EXCLUDED MATTERS	16
8.	SPLIT OF THE JV FLEET	18
9.	FINANCIAL MATTERS	20
10.	ACCOUNTING MATTERS	21
11.	BUDGET AND BUSINESS PLAN	22
12.	DISTRIBUTIONS	23
13.	TAXATION	25
14.	TRANSFER OF SHARES	25
15.	STRATEGIC TRANSACTION	26
16.	EXCLUSIVITY, NON-COMPETE AND NON-SOLICITATION	27
17.	CONFIDENTIALITY	28
18.	TERMINATION AND WINDING UP	29
19.	GUARANTEES, INDEMNITIES AND OTHER ASSURANCE	30
20.	REPRESENTATION AND WARRANTIES	32
21.	POWER OF ATTORNEY BY WAY OF SECURITY	33
22.	GENERAL	33
23.	ENTIRE AGREEMENT	34
24.	SEVERABILITY	35
25.	COUNTERPARTS	35
26.	WAIVER	35
27.	FURTHER ASSURANCE	35
28.	RIGHTS OF THIRD PARTIES	35
29.	COSTS AND EXPENSES	35
30.	NON ADVISORY	36
31.	SERVICE OF NOTICES	36
32.	GOVERNING LAW AND JURISDICTION	37

SCHEDULE 1-LIST OF YORK FUNDS	40
SCHEDULE 2-FORM OF BUSINESS PLAN	41
SCHEDULE 3- FORM OF BUDGET	42
SCHEDULE 4- EXAMPLE OF IRR CALCULATION	43

THIS DEED dated 15 May 2013

BETWEEN:

1)	SPARROW HOLDINGS, L.P., a limited partnership formed under the laws of the Cayman Islands (“York”);

2)
YORK CAPITAL MANAGEMENT GLOBAL ADVISORS LLC, a limited liability company incorporated under the laws of the State of New York (the “Fund Manager”), on behalf of itself and the York Funds (as such term is defined below);

3)
COSTAMARE INC., a corporation incorporated under the laws of the Republic of the Marshall Islands and, as of the date of this Agreement, listed in the New York Stock Exchange under the symbol “CMRE” (the “Parent”); and

4)	COSTAMARE VENTURES INC., a corporation incorporated under the laws of the Republic of the Marshall Islands (“Costamare”).

For the avoidance of any doubt, this Agreement shall apply to the Fund Manager and the Parent only where explicitly stated so herein.

BACKGROUND

(A)
The Parties (as such term is defined in clause 1) intend to engage in the business (the “Business”) of co-investing in one or more limited liability corporations formed in the Republic of the Marshall Islands (each an “SPV” and collectively the “SPVs”) that will each have the exclusive purpose of acquiring, maintaining, operating and disposing of an ocean-going vessel (whether in its construction phase or operational) that is intended to be used to transport containerized cargoes (each, a “Vessel” and collectively, the “Vessels”).

(B)
The Parties (as such term is defined in clause 1) intend that they will co-invest in Vessels by each subscribing for Shares (as defined in clause 1) for cash in an SPV. Each Vessel will be acquired and shall be owned by a newly and separately incorporated SPV.

(C)
This framework agreement, executed as a deed (the “Agreement”) sets out the terms pursuant to which the Parties (as such term is defined in clause 1) will pursue the Business and co-invest in the SPVs.

IT IS AGREED as follows:

1.	INTERPRETATION

Definitions

In this Agreement:

Action	has the meaning ascribed thereto in clause 1.1K;
Affiliate	means, in respect of a non-natural person, any person Controlling, Controlled by or under common Control with that person;

Board	has, in respect of an SPV, the meaning ascribed thereto in clause 5.2;
Budget	means, in respect of an SPV and/or its Vessel, the budget prepared by Costamare Shipping in relation to such SPV and/or Vessel in accordance with clause 11;
Business Day	means a day on which banks in the city of London (England), the city of New York (USA), and the city of Athens (Greece) are open for business generally;
Business Plan	means, in respect of an SPV and/or its Vessel, the business plan prepared by Costamare in relation to such SPV and/or Vessel in accordance with clause 11;
Commitment Period
means the period commencing on the Effective Date and ending on the earlier of:

(a)   the date that the Commitments have been drawn down in full in accordance with the terms of this Agreement and no return of capital is any longer due under clause 4.6;

(b)   the date that this Agreement is terminated pursuant to clause 18; and

(c)   the date that the Commitments have been reduced to zero pursuant to clause 3.10, clause 3.11 or clause 3.12;

Commitments	means, together, the Costamare Commitment and the York Commitment and Commitment means either of them;
Control
means in relation to a non-natural person, the ability of any person directly or indirectly to:

- appoint and/or remove: (a) a majority of the board of directors; or (b) any other body or entity that by operation of law or otherwise is entitled to direct the activities, of such non-natural person (including a general partner or trustee);

- exercise, or direct the exercise of, more than 50% of the voting rights of that body corporate or firm; or

- direct or otherwise control its day to day affairs,

and Controlling and Controlled shall be construed accordingly;

Costamare Commitment	means the aggregate of the Costamare Phase 1 Commitment and the Costamare Phase 2 Commitment;
Costamare Director	means, in relation to an SPV, a director of such SPV appointed by the relevant Costamare Shareholder of such SPV;

Costamare Option	has the meaning ascribed thereto in clause 3.6;
Costamare Option Notice	has the meaning ascribed thereto in clause 3.7;
Costamare Phase 1 Commitment
a minimum of US$50,000,000 and, subject to Costamare exercising its Costamare Option in respect of all SPVs created during Phase 1, a maximum of US$144,117,647.0588 (and for the avoidance of doubt, shall exclude any amount under the Costamare Phase 2 Commitment);

Costamare Phase 2 Commitment
a minimum of US$ 25,000,000 and, subject to Costamare exercising its Costamare Option in respect of all SPVs created during Phase 2, a maximum of US$96,078,431.3725 (and for the avoidance of doubt, shall exclude any amount under the Costamare Phase 1 Commitment);

Costamare Shareholder	means, in relation to an SPV, Costamare or any wholly-owned direct subsidiary of Costamare which Costamare elects by notice to York to be the shareholder of such SPV;
Costamare Shareholder Shares	means, in relation to an SPV, shares of all classes in the capital of such SPV created or in issue for the time being and registered in the name of the relevant Costamare Shareholder.
Costamare Shipping	means Costamare Shipping Co. S.A. of Panama City, Republic of Panama;
Costamare Split Right	has the meaning ascribed thereto in clause 8;
Deemed Sale	has the meaning ascribed thereto in clause 8.6;
Default Interest Rate	means 20 per cent, calculated on a daily basis and compounded quarterly;
Director	means, in relation to an SPV, a York Director or a Costamare Director of such SPV and Directors shall be construed accordingly;
Effective Date	means the later of: (a) the date of this Agreement; and (b) the date all conditions precedent set out in clause 21.7 have been satisfied.
Excluded Matters	means, together, the matters set out in clause 7;
Fund Manager	includes its successors in title;

Group	means, in relation to any person that is a non-natural person, that person and its Affiliates, and member of a Group shall be construed accordingly;
Investment Notice
means, in relation to an SPV, a written notice issued by the Board or, as the case may be, a Director of such SPV to the Shareholders of such SPV to contribute or procure the contribution of capital to such SPV;

Investment Opportunity	has the meaning ascribed thereto in clause 2.1;
IRR or Internal Rate of Return
means, at any relevant time in respect of a York Shareholder, the annualized internal rate of return in respect of such Shareholder’s Commitment actually invested at the time in accordance with this Agreement, calculated using the then most current version of Microsoft Excel software’s “XIRR” function (which for purposes of clarity shall be net of costs, fees and expenses, if any) computed from the dates of such Shareholder making such investment until the dates of such distributions in respect thereof under clause 12.3, which annualised internal rate when applied to the relevant cash flow streams produces a net present value equal to zero. For the avoidance of doubt, such calculations shall be made following the example set out in Schedule 4;

JV Fleet	means, at any relevant time, all Vessels which are owned by any SPV at that time;
LCIA Rules	means the rules of the London Court of International Arbitration;
Losses	has the meaning ascribed thereto in clause 1.1K
Management Agreement
means, in respect of an SPV and its Vessel, each agreement to be entered into by such SPV with the relevant Manager in respect of such Vessel in the agreed form and, if more than one for a Vessel, Management Agreements shall mean, together, both or all of them;

Manager
means, in respect of an SPV and its Vessel, Costamare Shipping and/or, if so directed by Costamare in accordance with clause 4.2E, V.Ships Greece Ltd. or, such other manager as shall be appointed by such SPV from time to time;

Manager Matters
means, in relation to an SPV and any relevant Management Agreement, the matters set out in such Management Agreement for the relevant Manager to decide in accordance with the terms of such Management Agreement;

Newbuild Vessel	a Vessel that is newly constructed and is acquired or ordered by an SPV prior to or simultaneously with completion of its construction;
Other Relevant Vessels	has the meaning ascribed thereto in clause 7.2;

Parent	includes its successors in title;
Party	means Costamare or York and “Parties” means, together, both of them;
Phase 1	has the meaning ascribed thereto in clause 2.4;
Phase 2	has the meaning ascribed thereto in clause 2.4;
Phases	means, together, Phase 1 and Phase 2 and Phase means either of them;
Public Offering	means an offering of securities to the public;
Relevant Sale	has the meaning ascribed thereto in clause 7.1;
Relevant Shares	has the meaning ascribed thereto in clause 7.2A;
Relevant Vessel	has the meaning ascribed thereto in clause 7.1;
Remaining Vessels	has the meaning ascribed thereto in clause 8.3B;
Replacement Value Period	has the meaning ascribed thereto in clause 7.1;
Sale Notice	has the meaning ascribed thereto in clause 7.1;
Sale Notice Period	has the meaning ascribed thereto in clause 7.1;
Service Providers	means such persons as may be appointed to act as service providers to an SPV;
Shares	means, in relation to an SPV, the York Shareholder Shares and the Costamare Shareholder Shares in such SPV;
Shareholders	means, in relation to an SPV, the York Shareholder and the Costamare Shareholder of such SPV for the time being and Shareholder, in relation to an SPV, shall mean either of them;
Shareholders’ Agreement
means, in relation to an SPV, the shareholders’ agreement to be entered into between the relevant Shareholders and, where the York Shareholder in not York or the Costamare Shareholder is not Costamare, York and/or Costamare, respectively, as guarantors;

Sister Vessel and Sister Vessels	have each the meaning ascribed thereto in clause 8.3A;
Sixth Anniversary	means the date falling six years after the Effective Date;
Split Proposal	has the meaning ascribed thereto in clause 8.2;
subsidiary	means a subsidiary undertaking (as defined in section 1162 of the Companies Act 2006) or a subsidiary (as defined in section 1159 of the Companies Act 2006);
Supervision Agreement	means, in respect of a Newbuild Vessel, a supervision agreement in the agreed form;
Strategic Transaction
means a Public Offering, a Trade Sale or other transaction agreed between the Parties whereby the Shareholders are able, directly or indirectly, to realise all or a majority of their investment in the Business;

Trade Sale
a sale of the Vessels or the Business to a buyer whether by means of an asset sale or the sale of the Shares of the SPVs or a combination thereof, in each case agreed by the relevant Shareholders unanimously;

Unallocated Sister Vessel	has the meaning ascribed thereto in clause 8.3A;
US GAAP	means generally accepted accounting principles in the United States of America;
York Commitment	means the aggregate of the York Phase 1 Commitment and the York Phase 2 Commitment;
York Director	means, in relation to an SPV, a director of such SPV appointed by York the relevant York Shareholder of such SPV;
York Funds	means together the investment funds managed or advised by the Fund Manager or one of its Affiliates and being detailed in Schedule 1, as amended from time to time;
York Phase 1 Commitment	US$150,000,000 (and for the avoidance of doubt, shall exclude any amount under the York Phase 2 Commitment);
York Phase 2 Commitment	US$100,000,000 (and for the avoidance of doubt, shall exclude any amount under the York Phase 1 Commitment);
York Shareholder	means, in relation to an SPV, York and/or a wholly owned direct subsidiary thereof; and

York Shareholder Shares	means, in relation to an SPV, shares of all classes in the capital of such SPV created or in issue for the time being and registered in the name of the relevant York Shareholder.

Interpretation

In this Agreement:

1.1	a reference to:

A.	a statute or statutory provision includes a reference to:

(i)	that statute or provision as amended, re-enacted, replaced or modified from time to time; and

(ii)	any order, statutory instrument, regulation or other subordinate legislation made from time to time under the relevant statute;

B.
“writing” is a reference to any mode of representing or reproducing words in a visible, non-transitory form (and includes a reference to e-mail or other mode of representing or reproducing words in electronic form);

C.
an agreement or obligation for a Party to “procure” any action or inaction of another person under this Agreement shall be construed as an agreement or obligation for such Party to exercise its voting rights, discretions and other powers in respect of its interest in that other person or otherwise under this Agreement, and the agreement pursuant to which that Party or its Affiliate is appointed in such manner so as to procure (insofar as possible) such action or inaction (as the case may be);

D.
a person shall include any natural person, legal person or other entity (whether or not having a legal personality) and a reference to a non-natural person is a reference to any person (as so defined) other than an individual;

E.	a “change of Control” shall occur if a person who Controls any company or undertaking ceases to do so, or if another person acquires Control of it;

F.	the singular includes the plural and vice versa;

G.	the masculine includes the feminine and vice versa;

H.	a clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

I.	any phrase introduced by the terms ‘including’ or ‘in particular’, or any similar expression, shall be construed as illustrative and not limiting of any preceding words; and

J.	a month means a calendar month, a quarter means a calendar quarter and a year means a calendar year;

K.
indemnify any person against any circumstance shall mean indemnifying it and each of its Affiliates and keeping it and each of its Affiliates harmless, on an after-tax basis, from all Actions made against it or any of its Affiliates and all Losses suffered or incurred by it or any of its Affiliates as a consequence of that circumstance, and Action shall include any action, proceedings, claim, demand and other legal recourse brought against the party to whom such indemnity is given (the indemnified party) in respect of the subject matter in relation to which such indemnity is given and Losses shall include any liability, damage, loss, compensation, award, cost, expense, charge, fine, penalty and outgoing suffered or incurred by the indemnified party in respect thereof;

L.	“agreed form” means:

(i)	where a document has already been executed by all of the relevant parties, such document in its executed form;

(ii)	prior to the execution of a document, the form of such document separately agreed in writing between the Parties as the form in which that document is to be executed;

1.2	headings are used for convenience only and shall not affect the interpretation of this Agreement; and

1.3	each of the Schedules forms part of this Agreement.

2.	SCOPE OF BUSINESS

2.1
Costamare hereby undertakes during the Commitment Period to procure that Costamare Shipping shall present to York any opportunities for the acquisition of Vessels or shares in companies that own Vessels that Costamare Shipping has identified during such period (each an “Investment Opportunity” and together the “Investment Opportunities”).

2.2
The acquisition of a Vessel and, if relevant, the incorporation of the relevant SPV for all transactions that will be governed by this Agreement shall require the unanimous approval in writing of both Parties.

2.3	The business of each SPV shall be to acquire, maintain, operate, and/or dispose of a single Vessel with the objective of maximising the value of the relevant Shareholders’ investment in such SPV.

2.4
The Parties will invest in the Business in two phases. “Phase 1” shall commence upon the Effective Date and shall terminate on the earlier of (i) the last day of the Commitment Period and (ii) the date that the Costamare Phase 1 Commitment and the York Phase 1 Commitment have been advanced in full to the relevant SPVs after taking into account the provisions of clause 4.6. “Phase 2” shall commence upon the date that the Costamare Phase 1 Commitment and the York Phase 1 Commitment have been advanced in full (after taking into account the provisions of clause 4.6) and shall terminate on the last day of the Commitment Period.

3.	CAPITAL COMMITMENTS

3.1	York agrees to invest up to the York Phase 1 Commitment during Phase 1 and up to the York Phase 2 Commitment during Phase 2, in accordance with the terms of this Agreement.

3.2
Costamare agrees to invest up to the Costamare Phase 1 Commitment during Phase 1 and up to the Costamare Phase 2 Commitment during Phase 2, in accordance with the terms of this Agreement, provided always that, if at the time a Phase ends Costamare still has time available to it to exercise a Costamare Option in relation to an SPV incorporated in connection with such Phase, Costamare shall continue to be entitled to invest in such SPV after such Phase ends such part of its relevant Commitment as is required for the purpose of exercising such Costamare Option and for us long as Costamare has time to exercise such Costamare Option.

3.3
Costamare and York will capitalize and own the SPVs directly or through wholly-owned direct subsidiaries, always in accordance with the terms of this Agreement. In the event that a York Shareholder of an SPV is a subsidiary of York, then York will be a party to the Shareholders’ Agreement of such SPV so as to guarantee the performance of such subsidiary under such Shareholders’ Agreement. In the event that a Costamare Shareholder of an SPV is a subsidiary of Costamare, then Costamare will be a party to the Shareholders’ Agreement of such SPV so as to guarantee the performance of such subsidiary under such Shareholders’ Agreement.

3.4	Subject to clauses 3.6 to 3.8, in relation to an SPV agreed to be incorporated in relation to Phase 1:

A.
York will, or will procure that another York Shareholder will, subscribe for Shares in such SPV representing in aggregate seventy-five percent (75%) of the equity required for the purchase of the Vessel to be acquired by such SPV; and

B.
Costamare will, or will procure that another Costamare Shareholder will, subscribe for Shares in such SPV representing the remaining twenty-five percent (25%) of the equity required for the purchase of such Vessel.

3.5	Subject to clauses 3.6 to 3.8, in relation to an SPV agreed to be incorporated in relation to Phase 2:

A.
York will, or will procure that another York Shareholder will, subscribe for Shares in such SPV representing in aggregate eighty percent (80%) of the equity required for the purchase of the Vessel to be acquired by such SPV; and

B.
Costamare will, or will procure that another Costamare Shareholder will, subscribe for Shares in such SPV representing the remaining twenty percent (20%) of the equity required for the purchase of such Vessel.

3.6
Costamare may at its sole discretion decide to increase the relevant Costamare Shareholder’s percentage participation in the Shares of an SPV up to a maximum percentage of forty-nine percent (49%) of the equity required for the purchase of the Vessel to be acquired by such SPV (the “Costamare Option”) by serving notice on York in accordance with clause 3.7.

3.7
Each time that Costamare wishes to exercise a Costamare Option under clause 3.6, Costamare shall send written notice to York specifying the exact percentage of Shares to which it wishes to increase the relevant Costamare Shareholder’s ownership of the respective SPV (the “Costamare Option Notice”). A Costamare Option Notice shall be transmitted:

A.
in the case of an SPV acquiring a Newbuild Vessel, within three (3) months from the date the SPV enters into a shipbuilding contract or, as the case may be, a memorandum of agreement for the acquisition of such Newbuild Vessel;

B.	in the case of an SPV acquiring a Vessel other than a Newbuild Vessel, within one (1) month from the date the SPV enters into the memorandum of agreement to acquire such Vessel.

In each case, Costamare shall procure that the relevant Costamare Shareholder shall complete the purchase of the relevant Shares within fifteen (15) Business Days of delivery of the relevant Costamare Option Notice. For the avoidance of doubt, no more than one Costamare Option Notice may be delivered with respect to each SPV.

3.8	In the event that Costamare exercises a Costamare Option in respect of an SPV:

A.
prior to the relevant Shareholders having subscribed for and been issued with Shares in such SPV in accordance with clauses 3.4 or 3.5, the Board of that SPV shall adjust the Shareholders’ respective capital contributions in the Investment Notice for that SPV so as to take into account the exercise of the Costamare Option for such SPV;

B.
after the relevant Shareholders having subscribed for and been issued with Shares in such SPV in accordance with clauses 3.4 or 3.5, then Costamare shall procure that the relevant Costamare Shareholder shall purchase, and York shall procure that the relevant York Shareholder shall sell, such number of the York Shareholder Shares in such SPV as required for such Costamare Shareholder to meet its respective percentage specified in the Costamare Option Notice, and at a purchase price equal to the relevant York Shareholder’s purchase price of the corresponding York Shareholder Shares.

3.9	Unless otherwise agreed between the Parties, all subscriptions for Shares in an SPV shall be in cash and each Shareholder of an SPV shall subscribe at the same price per Share for such SPV.

3.10
The Commitments (in respect of which no Investment Notice has been served on or before the relevant time (unless served and then revoked by agreement between the Parties)) shall be reduced to zero automatically if any of the following events occur:

A.
if no acquisition or binding commitment for an acquisition of a Vessel has been made, on the first anniversary of the Effective Date, unless extended to the second anniversary of the Effective Date with the agreement of both Parties; or

B.	on the second anniversary of the Effective Date unless extended up to the third anniversary of the Effective Date with the agreement of both Parties.

3.11	The Commitments shall be reduced to zero, if York serves notice to this effect on Costamare within ten (10) Business Days of York becoming aware that:

A.	Costamare Shipping has been subject to a change of Control;

B.	Mr. Konstantinos Konstantakopoulos ceases to be involved in the day to day operational activities of Costamare for a period exceeding 120 consecutive days; or

C.	it has the right to terminate this Agreement pursuant to clause 18.3.

3.12	The Commitments shall be reduced to zero, if Costamare serves notice to this effect on York within ten (10) Business Days of Costamare becoming aware that:

A.	the York Funds (either any one of them or all of them together) no longer own all the interests in York; or

B.	it has the right to terminate this Agreement pursuant to clause 18.3.

3.13
Subject always to clauses 3.11 and 3.12, to the extent that in relation to an Investment Opportunity which has been approved in accordance with this Agreement any part of the acquisition price of the Vessel relating to such Investment Opportunity remains outstanding at the end of the Commitment Period, then, notwithstanding the end of the Commitment Period, the relevant Commitments required to be invested for the purposes of such Investment Opportunity shall be available for investment even after the end of the Commitment Period for as long as it is needed for the relevant Investment Opportunity to be completed.

4.	INVESTMENT PROCEDURE

4.1
Within five (5) Business Days of presentation of an Investment Opportunity and the related Business Plan by Costamare, York will notify Costamare in writing if (i) it approves of the relevant Investment Opportunity and the relevant Business Plan, in which case the remaining of this clause 4 shall apply or (ii) it rejects the relevant Investment Opportunity and/or the relevant Business Plan, in which case clauses 16.4 and 16.5 shall apply (but for the purposes of clause 16.4, it shall be deemed that the five (5) Business Days period provided therein has lapsed when York rejects the relevant Investment Opportunity under this clause 4.1).

4.2
Within three (3) Business Days of approval of an Investment Opportunity and any Business Plan by York as set out in clause 4.1, the Parties shall promptly name the Shareholders to incorporate the SPV to implement the relevant Investment Opportunity and procure that such Shareholders shall:

A.	proceed with the incorporation of the relevant SPV;

B.	appoint in relation to such SPV a Board in accordance with the provisions of clause 5;

C.	enter into a Shareholders’ Agreement;

D.	procure that the relevant SPV’s constitutional documents reflect, to the extent permitted by law, the provisions of such Shareholders’ Agreement;

E.	procure that the relevant SPV enters into a Management Agreement with Costamare Shipping and/or, if directed by Costamare in writing, V.Ships Greece Ltd.; and

F.	if a Newbuild Vessel is to be acquired, procure that the relevant SPV enters into a Supervision Agreement with Costamare Shipping,

Provided however that any of the actions set out above may be omitted in respect of an Investment Opportunity to the extent any such action has been completed in connection with a previous non-finalised Investment Opportunity.

4.3
As soon as possible after the matters set out in clause 4.2 being implemented, (a) the Board of the relevant SPV shall procure that such SPV enters into a definitive agreement with the relevant counterparty in connection with the relevant Investment Opportunity in respect of which such SPV has been incorporated and (b) the Shareholders of such SPV or, as the context may require, the Board of such SPV shall prepare and/or obtain and/or provide any other documentation required for the execution of such Investment Opportunity as set out in its Business Plan.

4.4
Within three (3) Business Days of the relevant definitive agreement being entered into by an SPV in accordance with clause 4.3, the Board of such SPV or, failing that, any Director of such SPV, shall issue such SPV’s first Investment Notice setting out the capital contribution of the relevant Shareholders and the timing of such contribution. The Parties agree that:

A.	once the relevant SPV has been incorporated to acquire a Vessel:

(i)	the first Investment Notice issued in respect of such SPV shall:

(1)
be for the full amount of the first instalment of the acquisition price of such Vessel as set out in the Business Plan for such Vessel and which is not at the time of the relevant Investment Notice to be funded by funds other than the relevant Shareholders’ equity under this Agreement; and

(2)	require that the relevant contributions are paid to such SPV not later than five (5) Business Days after the relevant notice is delivered to the Parties;

(ii)	any subsequent Investment Notices in respect of such SPV shall:

(1)
be for the full amount of the instalment of the acquisition price of such Vessel then due and for which no other Investment Notice has been issued and which is not at the time of relevant Investment Notice to be funded by funds other than the relevant Shareholders’ equity under this Agreement; and

(2)	require that the relevant contributions are paid to such SPV not later than two (2) Business Days after the relevant notice is delivered to the Parties;

B.	in all other cases, any Investment Notice shall be issued by the relevant Board only and shall be in an amount and for a timing as such Board may unanimously agree; and

C.
upon an Investment Notice being issued, the Parties shall procure that the relevant Shareholders shall capitalize the relevant SPV in a proportion pro rata to their respective Commitments for that SPV at the relevant time and the relevant Phase in accordance with the terms of this Agreement and the applicable Shareholders’ Agreement.

4.5
In the event that a Shareholder fails to satisfy its required capital contribution pursuant to an Investment Notice (the “Non-Participating Shareholder”), within ten (10) Business Days of such failure, the other relevant Shareholder shall have the right, at its sole discretion and without prejudice to any rights it may have in respect of the Non-Participating Shareholder’s failure to perform its obligations in respect of the relevant SPV:

A.	to advance the corresponding amount in debt to the SPV, such advance to be subject to:

(i)	carrying interest at the Default Interest Rate;

(ii)	ranking ahead of any other Shareholder of such SPV or unsecured debt of such SPV; and

(iii)	being repaid prior to any distributions being made to the Shareholders of such SPV in accordance with the terms of this Agreement and the relevant Shareholders’ Agreement; or

B.	to terminate this Agreement in accordance with clause 18.3B; or

C.	to do nothing in relation to such failure.

4.6
Any capital contribution made to an SPV that has called for a Vessel acquisition and is not invested on or prior to thirty (30) days from the date of such capital contribution shall be returned to the relevant Shareholders within three (3) Business Days thereafter, unless the said Shareholders agree otherwise in writing. Any capital returned to the Shareholders in accordance with this clause, shall be added to the undrawn Commitments and shall not be distributed pursuant to clause 12.3.

5.	OPERATION AND GOVERNANCE OF EACH SPV

5.1	An SPV will have no employees, other than the crew employed on its Vessel.

5.2	Each SPV shall have a five (5) person Board of Directors (in respect of such SPV, the “Board”), made up of three York Directors and two Costamare Directors.

5.3	The relevant York Shareholder shall have the right to appoint and maintain in office in each SPV, three York Directors.

5.4	The relevant Costamare Shareholder shall have the right to appoint and maintain in office in each SPV, two Costamare Directors.

5.5
Each of the Shareholders of an SPV shall procure that, at all times during the continuance of this Agreement, there shall be appointed by it and maintained in office as Directors the number of Directors set out in clauses 5.3 and 5.4 respectively. Each Shareholder of an SPV agrees not to appoint a Director under this clause 5 without the other Shareholder’s prior consent, unless the York Director to be appointed is an employee of the Fund Manager or the Costamare Director to be appointed is an employee of Costamare or the Manager. Save with the written consent of each of the Shareholders of an SPV, no Director of an SPV shall be appointed otherwise than pursuant to clause 5.3 or clause 5.4.

5.6
Each Shareholder of an SPV shall have the right to remove any Director of an SPV appointed by it and appoint another Director in his place. Any such appointment or removal shall be effected by giving notice in writing (signed by a director or the secretary of the Shareholder lodging the notice) to the secretary of the SPV at its registered office or at a Board meeting, and shall take effect (subject to any contrary intention expressed in the notice) when the notice is so delivered.

5.7
If a York Shareholder removes a York Director from his office, the York Shareholder shall be responsible for and shall indemnify the relevant Costamare Shareholder and the relevant SPV against any claim by such Director arising out of such removal, whether for unfair or wrongful dismissal or otherwise. The same provision shall apply, mutatis mutandis, if a Costamare Shareholder shall remove a Director appointed by it.

5.8
The Board of each SPV shall procure that such SPV obtains a market-standard Directors’ and Officers’ insurance policy that would cover all members of the Board of such SPV for their entire time in office.

5.9	The members of the Board of an SPV shall not be entitled to any remuneration in their capacity as Directors of such SPV or to any travel or other out-of-pocket expenses.

5.10	The Chairman of the Board shall be appointed by the York Directors (and, for the avoidance of doubt, shall be a York Director), but shall not have a second or casting vote.

5.11	A quorum of the Board of an SPV shall consist of two Directors, at least one of whom shall be a York Director of such SPV and at least one of whom shall be a Costamare Director of such SPV.

5.12
Board meetings shall be held at least once every quarter and may be attended via telephone. At least ten (10) Business Days’ written notice of a Board meeting of an SPV shall be given to each Director of such SPV, provided that a Board meeting of an SPV may be convened by giving not less than 48 hours’ notice if the interests of such SPV would be likely to be adversely affected to a material extent if the business to be transacted at such Board meeting were not dealt with as a matter of urgency, or on less than 48 hours’ notice if all Directors of the said SPV agree. An agenda identifying in reasonable detail the issues to be considered by the Directors of the relevant SPV at any such meeting (and copies of any relevant papers to be discussed at the meeting) shall be distributed in advance of the meeting to all such Directors not less than two (2) Business days prior to the date fixed for such meeting.

5.13	Any Director may call a meeting of the Board on which he holds office with reasonable advance notice.

5.14
The Board of each SPV shall have the sole authority to manage such SPV, except that all Manager Matters in respect of such SPV shall remain the responsibility of and at the discretion of the relevant Manager during its appointment, in accordance with the terms of the relevant Management Agreement relating to such SPV.

5.15
Except for decisions concerning Excluded Matters and Manager Matters, the Board of an SPV shall unanimously decide on all issues governing the affairs of such SPV. Only the Excluded Matters in connection with an SPV shall require a simple majority vote of its Board. The Manager Matters relating to an SPV shall be decided by the relevant Manager and not the Board of such SPV.

5.16
With respect to each SPV, the Parties shall or, if applicable, shall procure that each Shareholder of such SPV shall use all reasonable endeavours to procure that its respective appointees to the Board of such SPV shall ensure (to the extent that they are able) that the said SPV operates in compliance with:

A.	its Business Plan;

B.	its Budget;

C.	its Articles of Incorporation and by-laws;

D.	the relevant Management Agreement or, if applicable, Management Agreements;

E.	its Supervision Agreement, if any;

F.	its Shareholders’ Agreement; and

G.	this Agreement.

5.17
The Shareholders of an SPV shall use all reasonable endeavours to ensure that their respective appointees as Directors shall attend each Board meeting of such SPV and to procure that a quorum (in accordance with the provisions of this Agreement and the relevant Shareholders’ Agreement) is present throughout each such meeting.

5.18
In the event that a Director is of the opinion that there is a conflict between his fiduciary duties to the relevant SPV and his role as an appointed Director of a Shareholder of such SPV in voting on any particular matter being considered by the Board of such SPV, he may require that such matter is instead determined by the Shareholders of such SPV either in writing or at a meeting of the said Shareholders. In such circumstances the Directors of such SPV shall not be required to vote on that particular matter and shall await the determination of the Shareholders of such SPV, provided however that in respect of any Excluded Matter, the Shareholders of such SPV shall be voting in accordance with the same voting requirements applicable herein for such Excluded Matter.

5.19
For the avoidance of doubt, the foregoing provisions of this clause 5 shall apply equally to each SPV, as if references to the Board, to a Board meeting, to a York Director and to a Costamare Director were references to the board of directors of such SPV, to a meeting of such board, to a director of such SPV appointed by the relevant York Shareholder and to a director of such SPV appointed by the relevant Costamare Shareholder respectively.

5.20	The Parties will procure that the provisions of this Agreement are contained in the Shareholders’ Agreement for each SPV.

6.	APPOINTMENT OF AUDITORS

6.1	The Parties shall procure that each SPV shall appoint as its auditors Ernst & Young, Greece, but not any of its partners which is at the time of appointment acting for the Parent and its subsidiaries.

6.2	The Parties shall procure that all SPVs appoint the same auditor.

7.	EXCLUDED MATTERS

7.1	The following matters shall be deemed Excluded Matters and decided upon a simple majority of the Board of the relevant SPV:

A.
the sale of its Vessel to an independent third party at arm’s length terms, provided always that the period for Costamare exercising the Costamare Option or, as the case may be, the Costamare Split Right, for such SPV has expired, and that the following procedure is applied in the order set out below prior to any such decision being resolved:

(i)
first, upon the relevant York Shareholder’s transmittal of written notice (the “Sale Notice”) to the relevant Costamare Shareholder of its intent to demand that the Board of the relevant SPV procures the sale (the “Relevant Sale”) of its Vessel (the “Relevant Vessel”), the relevant Costamare Shareholder shall have five (5) Business Days to accept or reject the Sale Notice (the “Sale Notice Period”);

(ii)
second, if the relevant Costamare Shareholder rejects the Sale Notice or the Sale Notice Period lapses without response, then the Shareholders of the relevant SPV and, if applicable, the Parties shall work together for fifteen (15) Business Days following the earlier of the rejection of the Sale Notice and the end of the Sale Notice Period (the “Replacement Value Period”) to determine, to the extent possible and taking into account the parameters set forth in clause 7.2, the number of York Shareholder Shares in one or more of the remaining SPVs to be transferred to the relevant Costamare Shareholder (the “Relevant Shares”) in exchange for its Shares in such SPV; and

(iii)
third, if the Replacement Value Period lapses without the relevant Shareholders and, if applicable, the Parties agreeing the Relevant Shares in accordance with clause 7.1A(ii), then the Costamare Split Right under clause 8.1C shall be deemed as having been exercised by Costamare on the last day of the Replacement Value Period (without any action required on the part of Costamare), unless the Parties agree otherwise in writing;

B.	the termination of its Management Agreement in accordance with its terms for cause (as such term is defined in the Management Agreement); and

C.	the liquidation, dissolution or winding up of the affairs of such SPV in connection with the sale of its Vessel in accordance with clause 7.1A.

7.2	For purposes of determining the Relevant Shares, the Shareholders of the relevant SPV and, if applicable, the Parties will:

A.	attempt to allocate to the relevant Costamare Shareholder in the order set out below:

(i)	first, York Shareholder Shares in any SPVs owning Sister Vessels to the Relevant Vessel; and

(ii)	second, if there are no more York Shareholder Shares in SPVs owning Sister Vessels to allocate as per paragraph (i) above, York Shareholder Shares in any other SPVs;

B.	take into account, among other things:

(i)
the market value of the Relevant Vessel and of any other Vessel owned by an SPV the Shares of which form part of the Relevant Shares (the “Other Relevant Vessels”), in each case as determined by a valuation obtained by an independent and reputable third-party ship valuer jointly appointed by the Parties (each such valuation to take into account the value of any charter or other employment agreement of the relevant Vessel in excess of twelve months at the time such valuation is obtained (without taking into account any options of the charterer of the Relevant Vessel to extend contained therein));

(ii)	the counterparty risk of the charterer of the Relevant Vessel and of the Other Relevant Vessels; and

(iii)	the liabilities and/or any other assets of all relevant SPVs.

7.3	If the Costamare Split Right has been exercised pursuant to clause 7.1A(iii) or otherwise, the Board of an SPV shall not be entitled to resolve upon a simple majority for the sale of its Vessel.

7.4
If the Shareholders of the relevant SPV and, if applicable, the Parties agree the Relevant Shares in connection with a Relevant Sale, such Relevant Sale shall not take place prior to all steps necessary for such Relevant Shares to be transferred to the relevant Costamare Shareholder or as Costamare may otherwise direct have been completed.

7.5	The Parties will procure that the provisions of clauses 7.1, 7.2, 7.3, and 7.4 are contained in the Shareholders Agreement for each SPV.

8.	SPLIT OF THE JV FLEET

8.1	Notwithstanding clause 7.1, the Parties agree that:

A.	at any time that Costamare has the right to terminate this Agreement pursuant to clause 16.2;

B.	on the Sixth Anniversary;

C.
at any time that a Replacement Value Period lapses without the Shareholders of the relevant SPV and, if applicable, the Parties, reaching agreement on the Relevant Shares in respect of a Relevant Sale; or

D.	at any time that Costamare has the right to terminate this Agreement pursuant to clause 18.3,

Costamare will have ten (10) Business Days from:

(i)	in the case of clause 8.1A, the right under clause 16.2 accruing;

(ii)	in the case of clause 8.1B, the Sixth Anniversary;

(iii)	in the case of clause 8.1C, the last day of the relevant Replacement Value Period;

(iv)	in the case of clause 8.1D and in the event clause 18.3A applies, becoming aware of the right to terminate under clause 18.3A;

(v)	in the case of clause 8.1D and in the event clause 18.3B applies, the right under clause 18.3B accruing; or

(vi)	in the case of clause 8.1D and in the event clause 18.3C applies, the right under clause 18.3C accruing,

to elect to divide the JV Fleet in accordance with clauses 8.2 and 8.3 (the “Costamare Split Right”). For the avoidance of any doubt, in the event clause 7.1A(iii) is triggered, the Costamare Split Right shall be deemed as having been exercised by Costamare on the last day of the Replacement Value Period (without any action required on the part of Costamare and without the need for the ten (10) Business Days provided for in this clause to elapse). Also, for the avoidance of doubt, each Party shall be taking 100 percent ownership of its allocated SPV/Vessel after the allocation steps described in clause 8.3.

8.2
Costamare shall have forty five (45) days from the date it exercises the Costamare Split Right within which to prepare a proposal for consideration by York, specifying the value of each parcel and of each Vessel in such parcel (on terms consistent with clause 7.2B) (the “Split Proposal”). If Costamare fails to deliver to York the Split Proposal within such period, then the Board of each SPV shall be entitled to resolve the sale of its Vessel to an unrelated third party and on arm’s length terms, upon simple majority and without any further delay. Following delivery of the Split Proposal by Costamare to York, York shall then have forty five (45) days within which to respond to Costamare’s proposal and, in the case of clause 8.3B, choose a parcel. If York fails within such period to:

A.	respond in respect of Costamare’s allocation pursuant to clause 8.3A, York shall be deemed to have accepted such allocation; and

B.	choose a parcel under clause 8.3B within the above period Costamare may choose which parcel York is to receive.

8.3	In preparing the Split Proposal, Costamare shall apply the following procedure:

A.
First, with respect to vessels of same characteristics (i.e., vessels of same type, same year of construction, and with similar nature of charter and charterer) (together the “Sister Vessels” and each a “Sister Vessel”), Costamare will propose a split of such Sister Vessels in two parcels, each parcel to be prepared on the basis of the relevant Shareholders’ relevant cumulative percentage of shareholding in the SPVs owning the Sister Vessels to be split pursuant to this clause. To the extent that any Sister Vessel cannot be allocated in full as per this clause 8.3A to a parcel (such Sister Vessel, shall be referred to as the “Unallocated Sister Vessel”), the relevant Shareholders’ shareholding in the relevant SPV shall not be taken into account in deciding the split of the Sister Vessels under this clause 8.3 and Costamare shall include the Unallocated Sister Vessel in the parcels to be prepared in accordance with the principles set out in clause 8.3B.

B.
Second, with respect to any Vessels that are not Sister Vessels or are an Unallocated Sister Vessel (together the “Remaining Vessels”), Costamare shall divide them in two parcels as most nearly reflect a fifty percent share of the Remaining Vessels at the time, both in terms of value and type of Vessel and nature of charter and charterer.

8.4
To the extent that the value of the relevant percentage shareholding of the York Shareholders (the “York Shareholding”) or the Costamare Shareholders (the “Costamare Shareholding”), respectively, in the Remaining Vessels at the time (as if all SPVs owning Remaining Vessels at the time were held by a holding company and the Shareholders of each SPV were holding their share in the SPVs through such holding) is in excess of the value of the parcel that such Shareholders (the “reduced Shareholders”) are to receive pursuant to this clause 8.3B (the “excess value”), the other Shareholders (the “increased Shareholders”) shall in their sole discretion:

(i)	either pay to the reduced Shareholders an additional cash consideration in United States Dollars equal to the excess value (the “Cash Balancing Payment”); or

(ii)
satisfy the Cash Balancing Payment in kind by transferring to the reduced Shareholders ownership of a Vessel or Vessels of value equal to the Cash Balancing Payment and verified by an independent ship valuer appointed jointly by the Parties (the “In-Kind Balancing Payment”), provided however that any such transfer to effect an In-Kind Balancing Payment shall not result in the reduced Shareholder owning less than 100% of any Vessel or any Vessel-owning entity; or

(iii)
satisfy the Cash Balancing Payment partly in cash and party by an In-Kind Balancing Payment (the “Mixed Balancing Payment”, and together with the Cash Balancing Payment and the In-Kind Balancing Payment, the “Balancing Payments” and each a “Balancing Payment”), provided however that any Mixed Balancing Payment shall not result in the reduced Shareholder owning less than 100% of any Vessel or any Vessel-owning entity.

8.5
In the event that there is to be a split of the JV Fleet at the time in accordance with clause 8.1, then the Parties will promptly upon (and in any event within thirty days of) determination of which parcel each Party is to receive under clauses 8.1 and 8.3, procure that the relevant Shareholders complete such Share transfers as are required to ensure that after such transfers each Party or its nominees owns one hundred percent (100%) of the SPVs of the Vessels allocated to it and any Balancing Payments required under clause 8.4 shall be made.

8.6
Following the exercise by Costamare of the Costamare Split Right under clause 8.1, the Costamare Shareholders shall continue to be entitled to receive distributions pursuant to clause 12.3 attributed to the Costamare Incentive Allocations from the SPVs of the Vessels which have been allocated to York pursuant to this clause 8, always up to the Costamare Shareholding and until the earlier of (i) the sale to an unrelated third party on arm’s length terms of the last of the Vessels which have been allocated to York pursuant to this clause 8 and (ii) the Sixth Anniversary. If York sells a Vessel it has been allocated in accordance with the terms of this clause 8 prior to the Sixth Anniversary, the value of such Vessel for the purpose of calculating the Parties’ entitlements to distributions pursuant to clause 12.3 will be the purchase price provided for such Vessel in the relevant sale contract. To the extent that York fails to sell a Vessel it has been allocated in accordance with the terms of this clause 8 by the Sixth Anniversary, such Vessel shall be deemed as being sold to a third party on the Sixth Anniversary (a “Deemed Sale”) and the value of such Vessel for the purpose of calculating the Parties’ entitlements to distributions pursuant to clause 12.3 in respect of a Deemed Sale shall be the market value of such Vessel on the Sixth Anniversary as determined by an independent ship valuer (on terms consistent with clause 7.2B(i)) appointed jointly by the Parties for such purpose at the time.

8.7
Subject always to this Agreement being terminated pursuant to clause 18.2B, in the event that following the exercise of a Costamare Split Right, more Vessels are acquired by SPVs under this Agreement (such Vessels, the “post split Vessels”), the provisions of clauses 8.1, 8.2, 8.3, 8.4, 8.5 and 8.6 shall continue to apply for any such post split Vessels.

9.	FINANCIAL MATTERS

9.1
The Parties agree that an SPV, in addition to the proceeds of the subscriptions for Shares referred to in clause 3, shall use reasonable endeavours to obtain finance by way of commercial borrowing from third parties on an arm’s length basis for working capital, acquisition of Vessel or other purposes, in accordance with its Business Plan or Budget.

9.2	No Shareholder shall pledge, charge, create a mortgage or otherwise encumber its Shares in an SPV (other than pursuant to a floating charge granted over its entire assets and undertaking).

9.3
No Shareholder shall enter into any derivative arrangements pursuant to which it transfers some or all of the economic rights attaching to its Shares in an SPV or is required to make payments calculated by reference to the returns generated by the economic rights attaching to its Shares in an SPV.

9.4	The Parties will procure that the provisions of this clause 9 are contained in the Shareholders’ Agreement for each SPV.

10.	ACCOUNTING MATTERS

10.1	The Parties shall procure that each SPV shall at all times maintain accurate and complete accounting and other financial records in accordance with the requirements of all applicable laws and US GAAP.

10.2	In addition to the information required by clause 11.4, the Board shall procure that each SPV shall prepare and deliver (or cause to be prepared and delivered) to its respective Shareholders:

A.	unaudited financial statements of that SPV in respect of each quarter, without accompanying notes, in a format agreed by the relevant Shareholders within 60 days of the end of the quarter in question;

B.	a monthly cash flow statement in a form agreed by the relevant Shareholders within 15 days of the end of the month in question;

C.	audited financial statements of that SPV in respect of each fiscal year within 120 days of the end of such fiscal year; and

D.	such other information in relation to the financial position and affairs of that SPV as each Shareholder may from time to time reasonably require.

10.3	Each SPV shall have a financial year ending on 31 December.

10.4	Each Shareholder of an SPV and its authorised representatives shall be allowed access at all reasonable times to examine the books and records of such SPV.

10.5
Each Shareholders of an SPV shall have the right to arrange or conduct an audit or review of any financial information relating to such SPV (at such Shareholder’s own cost) at any time during the course of a financial year.

10.6	The Parties will procure that the provisions of this clause 10 are contained in the Shareholders’ Agreement for each SPV.

11.	BUDGET AND BUSINESS PLAN

11.1
Each time an Investment Opportunity is presented pursuant to clause 2.1, Costamare shall also prepare a Business Plan in relation to such Investment Opportunity in the form set out in Schedule 2 and deliver the same to York in accordance with the provisions of clause 4.1.

11.2
Once an SPV has been incorporated and a Vessel has been acquired, Costamare shall procure that the relevant Manager prepares a Budget for each financial year in relation to such SPV and its Vessel (starting from the calendar year the relevant Vessel is acquired) in the form set out in Schedule 3. The first Budget of an SPV shall be submitted to the Board of such SPV no later than the commencement of operations of the Vessel of such SPV, and shall require approval by way of a unanimous vote of the relevant Board. Each subsequent Budget of an SPV shall be submitted not later than 60 days before the commencement of the financial year for which the relevant Budget has been prepared for and shall also require approval by way of unanimous vote of the relevant Board.

11.3
Costamare shall also procure that the relevant Manager prepares when necessary a variance report on the then current Budget of the relevant SPV (indicating the actual current position of such SPV (accepting that such information is not prepared to an audit standard) in relation to each line item of such Budget) on a quarterly basis during each financial year. Any such variance report shall be submitted to the Board of such SPV as soon as it is available. Within 14 days of receipt of the relevant variance report, any Director shall be entitled to request such further information as may reasonably be required to enable him or her to reach an informed view as to the content, reasonableness and prudence of the variance report in question.

11.4
The Board of each SPV will regularly review the Budget for such SPV during the course of the financial year of such SPV. Each Board may propose changes to the Budget relevant to it during the course of the relevant financial year, any such changes shall require approval by way of a unanimous vote of the relevant Board. The Parties agree that the relevant Manager may revise the Budget of a Vessel at any time, provided that Costamare furnishes to the Board of the relevant SPV a revised Budget for such Vessel, as soon as practicable after the relevant revisions are determined by the relevant Manager.

11.5
The provisions of clause 30 shall be deemed incorporated mutatis mutandis in any Business Plan or Budget delivered under this Agreement and the person preparing any such Business Plan or Budget shall bear no responsibility whatsoever to any SPV, their respective Shareholders, the Parties or otherwise.

12.	DISTRIBUTIONS

12.1
Unless otherwise determined by unanimous consent of the Board of an SPV, upon the sale or total loss of its Vessel the relevant SPV shall declare and pay a cash dividend to its Shareholders as soon as reasonably practicable, and in any event within thirty (30) days after receipt of the relevant sale or insurance proceeds, equal to the maximum amount permitted by law after the Board deducts from the said proceeds all actual and contingent liabilities of such SPV at the time. Any other income of an SPV, net of reasonable reserves to be established by a unanimous decision of the Board, will be distributed to its Shareholders on the basis of such Shareholders’ agreement regarding dividend policy at the time of incorporating such SPV.

12.2
The Parties will establish a committee consisting of one appointee by each Party that will supervise any distribution of dividends or any other payments by an SPV to its Shareholders (the “Distributions Committee”). For purposes of calculating such distributions, the Distributions Committee will aggregate the financial results of all SPVs and will maintain an aggregate IRR calculation for the entire Business and all SPVs.

12.3	For all purposes, distributions from all SPVs will be aggregated and distributions will be made as follows:

A.	First, one hundred percent (100%) to the Shareholders on a pro rata basis until they have received an amount equal to their total drawn down and invested Commitments;

B.
Second, one hundred percent (100%) to the Shareholders on a pro rata basis until they have received a return equal to ten percent (10%) Internal Rate of Return (the “First Preferred Return”) on their total drawn down and invested Commitments;

C.
Third, with respect to any distributions after the First Preferred Return has been met and up to the Shareholders receiving a return equal to fifteen percent (15%) Internal Rate of Return on their total drawn down and invested Commitments (the “Second Preferred Return”), ninety percent (90%) to all the Shareholders on a pro rata basis and ten percent (10%) to the Costamare Shareholders (the “Costamare First Step Incentive Allocation”) on a pro rata basis;

D.
Fourth, with respect to any distributions after the Second Preferred Return has been met and up to the Shareholders receiving a return equal to twenty percent (20%) Internal Rate of Return on their total drawn down and invested Commitments (the “Third Preferred Return”), eighty-two and a half percent (82.5%) to all the Shareholders on a pro rata basis and seventeen and a half percent (17.5%) to the Costamare Shareholders (the “Costamare Second Step Incentive Allocation”) on a pro rata basis;

E.
Fifth, with respect to any distributions after the Third Preferred Return has been met and up to the Shareholders receiving a thirty-five percent (35%) Internal Rate of Return on their total drawn down and invested Commitments (the “Fourth Preferred Return”), eighty percent (80%) to all the Shareholders on a pro rata basis and twenty percent (20%) to the Costamare Shareholders (the “Costamare Third Step Incentive Allocation”) on a pro rata basis; and

F.
Finally, with respect to any distributions after the Fourth Preferred Return has been met (the “Fifth Preferred Return”; and, together with the Second Preferred Return, the Third Preferred Return and the Fourth Preferred Return, the “Preferred Returns”), seventy percent (70%) to all the Shareholders on a pro rata basis and thirty percent (30%) to the Costamare Shareholders (the “Costamare Fourth Step Incentive Allocation”, and together with the Costamare First Step Incentive Allocation, Costamare Second Step Incentive Allocation, and Costamare Third Step Incentive Allocation, the “Costamare Incentive Allocations”) on a pro rata basis.

12.4
The Parties will procure that the Shareholders and Directors of each SPV will take all necessary steps to ensure that the Costamare Incentive Allocations are properly allocated to the relevant Costamare Shareholders and that distributions to the relevant Costamare Shareholders in respect of the Costamare Incentive Allocations are paid simultaneously with any distributions paid to Shareholders in respect of their Preferred Returns.

12.5	Except as otherwise expressly provided herein, without the unanimous approval of the Board of an SPV, no distribution shall be made in any form other than cash prior to the dissolution of such SPV.

12.6
In the event that a Strategic Transaction is consummated, the net proceeds of such Strategic Transaction, after payment of all reasonable and documented fees and expenses incurred in connection with it, shall be distributed pursuant to clause 12.3. When the Strategic Transaction is a Public Offering and the York Shareholders do not receive cash for some or all of their Shares, the remaining shares held by the York Shareholders (or their substitutes pursuant to clause 15.2) shall be treated as being realised at the average of the closing price of such shares on the primary exchange on which they are listed for the ten trading days following such listing and a distribution under clause 12.3 in respect of all the shares held by the Shareholders (or any of their substitutes pursuant to clause 15.2) in the listed entity shall be deemed to accrue in addition to any cash that the York Shareholders may have received due to such Public Offering. To the extent that a payment attributed to the Costamare Incentive Allocations (the “Payment”) is due to the Costamare Shareholders under clause 12.3 after such Public Offering and any deemed realisation, then York and/or the York Shareholders shall make a “fraction” of such Payment in cash and the remainder of such Payment shall be made in shares of the listed entity immediately after the end of the ten trading days following such listing whereupon York and/or the York Shareholders shall deliver to Costamare or to its order such number of shares as their value equals such remainder. The Parties agree to procure that the Parties and all Shareholders at the time shall take whatever steps are required for the provisions of this clause 12.6 to be given full effect. For the purposes of this clause “fraction” shall mean a fraction having as numerator the number of shares sold by the York Shareholders in the relevant Public Offering and a denominator equal to the shares held by the York Shareholders immediately prior to such Public Offering being consummated.

12.7
Each time the Costamare Split Right is exercised pursuant to clause 8.1, the provisions of clause 8.6 shall apply as regards any payments to be made to the relevant Shareholders under clause 12.3, including any payments attributed to the Costamare Incentive Allocations, and such payments shall be made, as applicable, either at the time of the sale of a Vessel or at the time of the Deemed Sale of a Vessel.

12.8
On an annual basis following the termination of the Commitment Period, as well upon completion of a Strategic Transaction or termination of this Agreement, the Parties shall determine whether on an aggregate basis taking into account all amounts realised and distributed, they have received the correct amounts pursuant to clause 12.3, including with respect to any amounts owed to Costamare Shareholders pursuant to the Costamare Incentive Allocations, and if there has been any overpayment the Shareholders receiving such overpayment shall make such payments to the other Shareholders, as are required to ensure that after receipt of such payments each Shareholder has on an aggregate basis received the amounts it should have received under clause 12.3.

12.9
Notwithstanding anything to the contrary contained herein but always subject to clauses 12.7 and 12.8, no Distribution shall be made if, after giving effect to the Distribution, (i) the relevant SPV would not be able to pay its debts as they become due in the usual course of business; or (ii) such Distribution is otherwise contrary to applicable law.

13.	TAXATION

13.1	The Parties agree that each SPV shall be incorporated in the Republic of the Marshall Islands for so long as they may lawfully do so, subject to contrary tax advice.

13.2
The Board of each SPV shall procure that, to the extent possible, the auditors appointed pursuant to clause 6.1 shall be instructed for and on behalf of each SPV to (i) determine whether such SPV shall be treated as a “passive foreign investment company” for purposes of the United States Internal Revenue Code of 1986, as amended (the “Code”) and (ii) facilitate a Shareholder in seeking to make and maintain a valid qualified electing fund election (within the meaning of Section 1295 of the Code) for such SPV characterised as a passive foreign investment company (within the meaning of Section 1297 of the Code).

13.3
The Parties agree that, to the extent requested by any Shareholder, the Board of each SPV shall make on behalf of the SPV a protective “check-the-box” election to classify the SPV as a corporation for U.S. tax purposes.

14.	TRANSFER OF SHARES

14.1
Save as permitted by this clause, no Shareholder shall sell, transfer, or otherwise dispose of any Share, or any interest in any Share (including any voting right attached to it), enter into any agreement in respect of the votes attaching to any Share or enter into any agreement, conditional or otherwise, to do any of the foregoing. The SPV shall procure that the Board declines to approve for registration any transfer of Shares which does not comply with the provisions of this clause 14.

14.2	Subject always to clause 14.3, a Shareholder (the “Transferor”) may sell, transfer or otherwise dispose of any of its Shares:

A.	to an Affiliate of the Transferor (subject to clauses 14.4 and 14.5); or

B.	to any person with the written consent of the other Shareholder.

14.3
It shall be a condition of any allotment, issue or transfer of a Share in an SPV or any interest therein to a person who is not a party to this Agreement that such person (the “Transferee”) shall duly adhere to and become a party to the Shareholder Agreement of such SPV (as a Shareholder of such SPV) by executing a deed of adherence to the Shareholder Agreement, and the relevant SPV shall not register the Transferee or otherwise admit such Transferee as a Shareholder of such SPV unless and until such deed of adherence has been so executed by the Transferee to the reasonable satisfaction of the Parties to this Agreement.

14.4
Where a Shareholder (the “Original Shareholder”) has transferred Shares to an Affiliate pursuant to clause 14.2A, such Affiliate shall, if it ceases to be an Affiliate of the Original Shareholder, be obliged, as soon as practicable and in any case within five (5) Business Days after such cessation, to transfer its Shares in the SPV back to the Original Shareholder (or, if the Original Shareholder so notifies the SPV, to any continuing Affiliate of such Original Shareholder). As security for such obligation, each Affiliate which becomes a Shareholder irrevocably appoints the SPV (which accepts such appointment) as its attorney to execute any such transfer on its behalf (whether as transferor or transferee) at such consideration as the relevant Original Shareholder shall notify to the relevant SPV. In order that such SPV is able to monitor whether any obligations arise in relation to this clause 14.4, each Affiliate which has become a Shareholder shall notify the relevant SPV and the other Shareholders of such SPV forthwith if it ceases to be an Affiliate of the Original Shareholder or if its Transferee ceases to be an Affiliate of it, and the relevant Original Shareholder shall each provide the SPV and other Shareholders with such evidence as may be reasonably required to ensure that no obligations have arisen in relation to it pursuant to this clause 14.4.

14.5
Where an Affiliate has acquired Shares pursuant to a transfer (or subsequent transfer or a series of transfers) under clause 14.2A, the relevant Shareholder of whom the Transferee is an Affiliate shall remain liable for the performance by such Affiliate of its obligations under this Agreement and/or the relevant Shareholders’ Agreement, in the event that such Affiliate fails to perform any of them, as if such failure were its own.

14.6	Clause 14 shall not apply to any procedure pursuant to clause 8.

14.7	The Parties will procure that the provisions of this clause 14 are contained in the Shareholders’ Agreement of each SPV.

15.	STRATEGIC TRANSACTION

15.1
In connection with any proposed Strategic Transaction and to the extent necessary to facilitate such Strategic Transaction, the Parties may mutually agree to: (1) form a corporation (the assets of which would consist of interests in the SPVs) or amend this Agreement to provide for a conversion in accordance with the relevant laws of the SPVs to a corporation or such other capital structure as the Parties may determine; (2) distribute equity interests in the resulting company to the relevant Shareholders at the time in percentage interests consistent with such Shareholders’ respective interests in the SPVs; (3) form a subsidiary holding company and distribute its shares to the Parties; (4) move the SPVs or any successors to another jurisdiction to facilitate any of the foregoing; or (5) take such other steps as the Parties deem necessary to create a suitable vehicle for a Strategic Transaction, in each such case in accordance with the relevant laws of the SPVs, and in each case for the express purpose of a Strategic Transaction.

15.2
If the Parties undertake Strategic Transaction pursuant to clause 15.1, the Parties shall take such actions as may be reasonably required and otherwise cooperate in good faith with the relevant Shareholders and the Boards of the SPVs in connection with consummating the Strategic Transaction and to take any other actions required in order to effectuate the Strategic Transaction.

15.3	For the avoidance of doubt, no Strategic Transaction can be pursued unless the Parties and the relevant Shareholders at the time agree in writing that such Strategic Transaction may be pursued.

16.	EXCLUSIVITY, NON-COMPETE AND NON-SOLICITATION

16.1
The Parties’ relationship with respect to the Business will be on an exclusive basis during the Commitment Period and neither York and the York Shareholders nor Costamare and the Costamare Shareholders will be permitted to acquire Vessels in the container industry, whether directly or indirectly, with any other partner or co-investor during the Commitment Period, provided however, that nothing in this Agreement shall be interpreted to preclude the Parties from investing in non-controlling equity stakes of other container shipping companies (unless such investment is done in the form of arrangements of the nature described in the Background Section of this Agreement) or in the debt of other container shipping companies. No Party shall be in breach of this clause where it acquires an interest in a Vessel or relevant SPV upon enforcement of security or in satisfaction of a judgment.

16.2
If during this Agreement and in connection with its equity investment in a container shipping company (the “Investee”), York or the Fund Manager or their respective Affiliates or employees or officers is to become a member of the Investee’s board of directors, York will provide notice thereof to Costamare. If Costamare objects to such board membership and York nevertheless informs Costamare in writing that it intends for such person to join the Investee’s board, Costamare will have a period of up to two (2) weeks following such notification from York to terminate this Agreement. York will not be in breach of this clause merely by York or the Fund Manager exercising non-voting observer rights in respect of board meetings.

16.3
Notwithstanding anything in this Agreement, the Parties agree that after the Effective Date and until the end of the Commitment Period, neither Party will acquire a Vessel without first making it available, in accordance with the terms of this Agreement, for acquisition by the Business (the Party presenting such Vessel for acquisition, the “Offering Party” and the other Party, the “Non-Offering Party”).

16.4
The exercise of this right of first refusal shall be at the Non-Offering Party’s sole and absolute discretion. The Non-Offering Party shall exercise this right within five (5) Business Days, failing which such right will expire (and if the Offering Party acquires the Vessel prior to the expiry of the five (5) Business Day Period, it shall be deemed to have given the Non-Offering Party the option to have an SPV acquire the relevant Vessel for the Business on the same terms (including as to price) as the Offering Party, which shall be exercised within the same five (5) Business Day Period). In the event that the Non-Offering Party does not exercise its right of first refusal, the Offering Party shall be permitted to acquire the Vessel, provided however, that such acquisition is on terms no more favourable to the Offering Party than those offered to the Business.

16.5
Either Party to this Agreement shall retain the right to purchase any Vessel that the other Party has previously rejected under this Agreement upon the same terms as were rejected (including as to price), provided however that in the event that York is the purchaser of such Vessel, Costamare will agree to provide management services for that Vessel on materially the same terms as any relevant Management Agreement, should York elect to engage Costamare for such services.

16.6
During the term of the Agreement Costamare will, where it wishes to charter a vessel of the same type as a Vessel that is available for charter by the Business, provide the Business with an indicative arm’s length charter bid on prevailing market terms, and, unless York objects within five (5) Business Days, the Vessel shall be chartered to Costamare on such terms. Costamare shall provide York with such information as it may reasonably require to verify that the terms of the charter are arm’s length market terms.

16.7
All promises and obligations of a Party under this clause 16 shall equally apply to the Parent and the Fund Manager (for itself and on behalf of the York Funds), respectively, as if they are direct promises and obligations of the Parent and the Fund Manager and/or the York Funds, respectively.

16.8	The Parties will procure that the provisions of this clause 16 are contained in the Shareholders’ Agreement of each SPV.

17.	CONFIDENTIALITY

17.1
Each Party shall keep and treat as strictly confidential and not at any time disclose or make known in any way to any person who is not a Party, or use for a purpose other than the performance of its obligations under this Agreement, any information which it now possesses or which may come within its knowledge during the term of this Agreement, in relation to or connected with or arising out of this Agreement or the matters contained in it, the existence of this Agreement or the business, activities or affairs of any other Party (together “Confidential Information”) or, through any failure to exercise all due care, cause any unauthorised disclosure of any Confidential Information and will make every effort to prevent the use or disclosure of such information, except that these restrictions do not apply to the disclosure of Confidential Information if and to the extent that:

A.
disclosure is required by law or for the purpose of any judicial proceedings or requested by any regulatory authority, government body or recognised securities exchange, including the NYSE (each a “Disclosure”), provided however, that prior to such a Disclosure and to the extent permitted by law and, in the case of a Disclosure other than the Disclosure in relation to the entry into this Agreement, practicable, the Parties shall consult with each other and shall give due consideration to the other Party’s reasonable comments regarding the content, timing and manner of the Disclosure;

B.	the information is or becomes publicly available other than as a result of a breach of any undertaking or duty of confidentiality by any Party or Affiliate of a Party.

C.	the information is disclosed on a strictly confidential basis by a Party to its advisers, auditors and other professional service providers for the purposes of the Business;

D.	disclosure is by a Party to a member of its Group provided that it shall procure that such Group member shall keep such information confidential upon the terms of this clause 17; or

E.	the relevant Parties have given their prior written consent to the contents and manner of the disclosure.

17.2	The provisions of this clause 17, to the extent that they relate to general commercial information, shall continue in force in accordance with their terms until the termination of this Agreement.

17.3
The provisions of this clause 17, to the extent that they relate to confidential know-how or information in relation to a Party, shall continue in force in accordance with their terms for the continuance of this Agreement and following its termination.

17.4
All promises and obligations of a Party under this clause 17 shall equally apply to the Parent and the Fund Manager (for itself and on behalf of the York Funds), respectively, as if they are direct promises and obligations of the Parent and the Fund Manager and/or the York Funds, respectively.

17.5	The Parties will procure that the provisions of this clause 17 are contained in the Shareholders’ Agreement of each SPV.

18.	TERMINATION AND WINDING UP

18.1	This Agreement shall automatically terminate:

A.	on the date falling fifteen (15) Business Days after the end of the Commitment Period, if no SPV has been incorporated or is in existence at the time;

B.	upon the last SPV being wound up in accordance with the terms of this Agreement, provided that the Commitment Period has in the meantime expired;

C.	upon the completion of a Strategic Transaction for all the Business; and

D.	upon all Shares in all SPVs being held only by York Shareholders or, as the case may be, Costamare Shareholders.

18.2	This Agreement may be terminated by Costamare by notice to York to this effect:

A.	in accordance with the provisions of clause 16.2; or

B.	in the event that Costamare has exercised its Costamare Split Right,

provided however, that in the case of clause 18.2A, it shall remain in effect until all then-existing SPVs are wound up.

18.3	This Agreement may be terminated by either Party at any time:

A.
after the other Party, the Parent, the Fund Manager, and/or any of the York Funds that at the relevant time is invested in York shall have a liquidator or trustee appointed or an administrative receiver, receiver or manager appointed over the whole or substantially the whole of its assets or undertaking or shall suffer any similar event in any jurisdiction (and, in the case of any York Funds formed as limited partnerships, if the relevant limited partnership agreement is terminated), and such event is continuing;

B.	the relevant Shareholder of an SPV fails to provide its capital contribution in such SPV in accordance with the relevant Investment Notice issued pursuant to clause 4.5; or

C.	the relevant Shareholder of an SPV fails to provide or procure the provision of the relevant Shareholder Support (as such term is defined below) pursuant to clause 19,

provided however, that, in each case, this Agreement shall remain in effect until all then-existing SPVs are wound up.

18.4	Each Party undertakes that it will notify the other Party promptly upon the occurrence of any of the events specified in clause 18.3A in relation to the notifying Party.

18.5
The provisions of this clause 18 shall be without prejudice to any right or obligation of any Party or a Shareholder arising under this Agreement or another agreement and shall not affect any provision of this Agreement which is expressly or by implication provided to come into effect upon, or to continue in effect after, such termination.

18.6
Save as otherwise agreed by the Parties by an instrument in writing and unless Costamare exercises its Costamare Split Right in accordance with clause 8.1A, on the Sixth Anniversary or in the event that this Agreement is terminated pursuant to clauses 18.2 and/or 18.3, all then existing SPVs shall be wound up immediately, except to the extent necessary to allow an orderly winding up of their affairs, including the liquidation of their assets as promptly as practicable and dissolution of the entities. In case of such dissolution, distributions will be made according to clause 12.

18.7	Without prejudice to clause 18.5, clauses 1, 12, 17.3, 18.7, 23, 26, 28, 31, and 32 shall survive termination of the Agreement.

19.	GUARANTEES, INDEMNITIES AND OTHER ASSURANCE

19.1
This clause 19 shall apply in respect of the provision of any guarantee, indemnity or other assurance which a third party may require in respect of the indebtedness or other obligations of any SPV (including such support by any other member of the Group of a Party as a Business Plan may set out or the Parties may have agreed in writing) (“Shareholder Support”).

19.2
If the Business Plan of an SPV or the financing in relation thereto or any other transaction agreed in either case by the Board of such SPV, requires that the Shareholders of such SPV should provide or procure the provision of any Shareholder Support, then such Board or, failing that, any Director of such SPV, may, by giving not less than 5 Business Days’ written notice to the Shareholders of such SPV, require that each of the relevant Shareholders provides or procures the provision of Shareholder Support pro rata to such Shareholders’ shareholding participation to such SPV (taking into account the exercise (if any) of a Costamare Option in relation to such SPV), but otherwise on the same terms and in the same manner.

19.3	Any Shareholder Support provided pursuant to this clause 19 shall be provided to the relevant SPV without charge and on such other terms as the requiring Shareholder may reasonably determine.

19.4
For so long as a Shareholder of an SPV has failed (such Shareholder, a “failing Shareholder”) to provide or procure the provision of the relevant Shareholder Support, and notwithstanding any other provisions of this Agreement, such Shareholder shall not be entitled to exercise any of its rights under this Agreement with respect to that SPV.

19.5
The Shareholders of an SPV shall bear the aggregate amount of any Actions or Losses suffered or incurred by them or either of them or by a member of a Shareholder’s Group pursuant to any Shareholder Support in respect of such SPV (irrespective of whether such Shareholder Support is given on a joint, several or joint and several basis) given by them or either of them or a member of such Shareholder’s Group pursuant to this clause 19, and each such Shareholder of an SPV shall, subject to clause 19.6, indemnify the other accordingly.

19.6
If any Actions or Losses as are referred to in clause 19.5 are suffered or incurred solely as a result of a default by one Shareholder of an SPV or by a member of the Group of such Shareholder, then the whole of any such Actions and Losses shall be borne by such Shareholder which shall indemnify the other Shareholder of such SPV and the relevant SPV accordingly.

19.7	Any payments to be made pursuant to clause 19.5 or clause 19.6 shall be made forthwith on demand.

19.8
Nothing in this Agreement shall operate to deprive either of the Shareholders of an SPV of any rights or remedies available to it at law against the other Shareholder of such SPV, except insofar as any rights or remedies are inconsistent with or expressly excluded by the terms of this Agreement.

19.9	Save as otherwise provided in this clause 19, neither of the Shareholders of an SPV shall be obliged to give any Shareholder Support in respect of the liabilities or obligations of such SPV.

19.10
References in this clause 19 to any Shareholder Support being given by a Shareholder of an SPV shall include any Shareholder Support which is still outstanding and was given or procured by a previous shareholder of such SPV through whom previous shareholder that Shareholder derives its title to its Shares in such SPV, and references in clause 19.6 to a default of a Shareholder of an SPV include a default by any such previous shareholder or a member of its Group.

19.11	The Parties will procure that the provisions of this clause 19 are contained in the Shareholders’ Agreement of each SPV.

20.	REPRESENTATION AND WARRANTIES

20.1	Each Party represents and warrants to the other that:

A.
it is duly organised, validly existing and (to such extent such concept isrelevant under its jurisdiction) in good standing under the laws of itsjurisdiction of incorporation or formation, with all requisite power and authority to enter into and perform its obligations under this Agreement;

B.
this Agreement has been duly authorised, executed and delivered by suchParty, constitutes the legal, binding obligations of such Party and isenforceable in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity;

C.
it has and shall maintain any authorisations, consents or approvals requiredfrom any governmental authority or other person for such Party to enter intoand perform its obligations as envisaged by this Agreement;

D.
all corporate, partnership or other actions on the part of such Party necessaryfor the authorisation, execution and delivery of this Agreement, and theconsummation of the transactions and agreements contemplated hereby, havebeen taken; and

E.
neither the execution and delivery of this Agreement by such Party nor theconsummation of the transactions or agreements contemplated herein, conflictwith or contravene the provisions of such Party’s organisational documents orany agreement or instrument by which it or its properties are bound, or any law, rule or regulation, order or decree to which its or its properties are subject.

20.2	The Fund Manager further represents and warrants to Costamare that:

A.	the York Funds are managed, sponsored or advised by the Fund Manager or its Affiliates and that they shall remain so throughout this Agreement;

B.
throughout the Commitment Period, it shall procure that the York Funds will invest in York and shall capitalize York when and as needed so that York invests its funds in the Business by co-investing with Costamare in SPVs in accordance with the terms of this Agreement; and

C.	it has full discretionary management authority to:

(i)	determine whether a York Fund will invest its funds in York and procure that York invests its funds in an SPV;

(ii)	to direct a York Fund to invest in York and procure that York subscribes in the Shares of an SPV and sign this Agreement and/or any of the relevant documents in respect of an SPV; and

(iii)
to procure the appointment of decision-making persons in York and procure that York appoints Directors in each SPV and to change the same as and when required in accordance with this Agreement and the relevant Shareholders’ Agreement, and that it shall maintain such authority throughout this Agreement.

20.3	The Fund Manager further represents and warrants to Costamare that York will have no other shareholders, partners or members other than one or more of the York Funds.

20.4
The Parent further represents and warrants to York that it is, and will remain throughout the period of this Agreement, the sole shareholder of Costamare with full authority to appoint and/or change the directors of Costamare.

21.	POWER OF ATTORNEY BY WAY OF SECURITY

21.1
Costamare hereby irrevocably appoints York (and will procure that, to the extent required, any Costamare Shareholder also appoints York) as its respective attorney to execute and deliver the documents required to be executed and delivered pursuant to clauses 7.4, 8.5, 12.4 and 15.2 (as the case may be) and for the purposes set out therein and, if required, Costamare (or will procure that the relevant Costamare Shareholder) will ratify such signature or action by its attorney. The power of attorney in this clause is deemed to be coupled with an interest and given by way of security for the obligations of Costamare and/or the Costamare Shareholder of each SPV under this Agreement.

21.2
York hereby irrevocably appoints Costamare (and will procure that, to the extent required, any York Shareholder also appoints Costamare) as its respective attorney to execute and deliver the documents required to be executed and delivered pursuant to clauses 7.4, 8.5 and 15.2 (as the case may be) and for the purposes set out therein and, if required, York (or will procure that the relevant York Shareholder) will ratify such signature or action by its attorney. The power of attorney in this clause is deemed to be coupled with an interest and given by way of security for the obligations York and/or the York Shareholder of each SPV under this Agreement.

22.	GENERAL

22.1
The Parties shall not engage in any activity, practice or conduct which would constitute an offence under any anti-bribery or corruption law applicable to that Party, including, to the extent applicable, but not limited to the UK Bribery Act 2010 and the US Foreign Corrupt Practices Act 1977 (together “Applicable Law”).

22.2	The Parties have and shall maintain in place, adequate procedures designed to prevent any associated person from undertaking any conduct that may give rise to an offence under any Applicable Law.

22.3	Each Party undertakes to the other Party that all actions required of it under this Agreement shall be carried out in a timely manner.

22.4
If there shall be any conflict between the provisions of this Agreement and the provisions of the constitutional documents or the Shareholders’ Agreement of an SPV, then as between the Parties the provisions of this Agreement shall prevail.

22.5
Save as expressly contemplated by this Agreement, this Agreement is personal to the Parties, the Parent and the Fund Manager and none of them may assign, mortgage, charge or sub-license any of its rights under this Agreement, or sub-contract or otherwise delegate any of its obligations under this Agreement, except with the prior written consent of the other Party.

22.6	Nothing in this Agreement shall create, or be deemed to create, a partnership at law, or the relationship of principal and agent, between the Parties or any of them.

22.7
This Agreement shall come into force and effect upon all the following conditions precedent being satisfied by no later than 19 May 2013 or such other later date as may have been agreed by the Parties in writing (19 May 2013 or any agreed later date, the “Last Date”):

(A)	both Parties confirming in writing that they have taken all necessary corporate action to approve this Agreement and the matters contemplated herein;

(B)	Costamare confirming to York in writing that it has received satisfactory to it advice by U.S. and Marshall Islands counsel in connection with this Agreement and the matters contemplated herein;

(C)	York confirming to Costamare in writing that it has received satisfactory to it advice by Marshall Islands counsel in connection with this Agreement and the matters contemplated herein; and

(D)
the Parties agreeing the pro-forma Management Agreement, the pro-forma Supervision Agreement, the pro-forma Shareholders’ Agreement, the pro-forma constitutional documents of each SPV and any other documents that need to be agreed thereunder or in relation thereto.

In the event that any of the above conditions are not satisfied by 12:00 p.m. GMT on the Last Date, this Agreement shall never come into effect and neither the Parties nor the Parent nor the Fund Manager shall incur any liability or obligation against each other hereunder or in relation hereto.

23.	ENTIRE AGREEMENT

23.1
This Agreement, each Shareholders’ Agreement, the constitutional documents of each SPV and any other documents referred to in this Agreement constitute the entire agreement between the Parties and, as the case may be, the relevant Shareholders and supersede and extinguish all previous drafts, agreements, arrangements and understandings between them, whether written or oral, relating to its subject matter.

23.2
No amendment shall be made to this Agreement save by instrument in writing signed by the Parties and, to the extent it concerns, rights or obligations of the Parent and/or the Fund Manager (for itself and on behalf of the York Funds), the Parent and/or the Fund Manager, respectively.

24.	SEVERABILITY

If any provision of this Agreement is held by any court or other competent authority to be void, invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provisions; and the Parties and, to the extent required, the Parent and the Fund Manager, agree to negotiate in good faith such suitable alternative provision replicating as nearly as possible the intention of such invalid provision, being in the case of a provision held void by a competent authority a provision which is acceptable to the relevant competent authority.

25.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same Agreement.

26.	WAIVER

No failure or delay by any Party in exercising any of its rights under this Agreement shall be deemed to be a waiver of such rights and no waiver of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision.

27.	FURTHER ASSURANCE

Each Party shall from time to time (both during the continuance of this Agreement and after its termination) do all such acts and execute all such documents as may be reasonably necessary in order to give effect to the provisions of this Agreement.

28.	RIGHTS OF THIRD PARTIES

28.1	No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person (a “Third Party”) other than the Parties to this Agreement.

28.2	The consent of a Third Party shall not be required for any amendment to or termination of this Agreement.

29.	COSTS AND EXPENSES

29.1
Subject to clauses 29.2 and 29.3, Costamare and York shall bear on a pro rata basis in accordance with their respective shareholdings in the first SPV, the aggregate documented costs and expenses, including any advisors’ fees, legal or otherwise (the “Expenses”) incurred by the Parties in connection with the negotiation and execution of the Term Sheet dated 19 March 2013, this Agreement and any related documentation, including but not limited to any Management Agreement, any Supervision Agreement and any Shareholders’ Agreement in relation to the first SPV.

29.2
In the event that either Party (the “Overpaying Party”) has paid more than its share of the Expenses as provided in clause 29.1, then the other Party shall reimburse to the Overpaying Party such amount in dollars as is required for each Party to have borne the relevant Expenses at the time on the basis of the percentages set out in clause 29.1. Any such reconciliation shall be performed at the time this Agreement is executed and when a Vessel is acquired by the first SPV to be incorporated pursuant to this Agreement and the other Party shall promptly thereafter reimburse the Overpaying Party.

29.3
On the earlier of (i) the incorporation of the fifth SPV and (ii) the incorporation of the last SPV to be incorporated within the Commitment Period, the Parties shall re-calculate the allocation of the Expenses this time on the basis of their respective shareholdings as at such later date and as if all SPVs at the time were held by a holding company and the Shareholders of each SPV were holding their shares in the SPVs through such holding. In the event that either Party (the “Recalculation Overpaying Party”) following such recalculation has paid more than its share of the Expenses as provided in this clause 29.3, then the other Party shall promptly reimburse to the Recalculation Overpaying Party such amount in dollars as is required for each Party to have borne the relevant Expenses at the time on the basis of the percentages set out in this clause 29.3.

29.4	Following any re-calculation pursuant to clause 29.3, the Parties shall transfer the Expenses to be amortised across the SPVs incorporated at the time of such re-calculation.

29.5
With respect to common costs and expenses relating to SPVs other than the first SPV, the Parties will be responsible on a pro rata basis in accordance with their Commitments for that specific SPV and such amounts shall be included in the Investment Notices to Parties.

29.6
Without prejudice to the provisions of clauses 29.4 and 29.5, York shall be reimbursed by each SPV in connection with any due diligence expenses (including advisors’ fees, and any other applicable costs) incurred by it in relation to its evaluation of the formation of the relevant SPV and corresponding Vessel acquisition, as agreed with Costamare on a case by case basis but not in excess of US$100,000 per SPV.

30.	NON ADVISORY

Neither Party nor the Parent nor the Fund Manager assumes any responsibility to give, nor shall it give or be deemed to be giving, tax, regulatory or investment advice to the other Party or, as the case may be, the Parent and/or the Fund Manager in connection with any aspect of the Business. In particular, without prejudice to the generality of the foregoing no recommendation by Costamare, the Parent or any Manager in connection with the acquisition or disposal of a Vessel nor the preparation and/or contents of a Business Plan for an Investment Opportunity or the Budget for an SPV/Vessel shall constitute or be actionable as investment advice.

31.	SERVICE OF NOTICES

31.1	Any notice or other communication to be given or served under or in connection with this Agreement shall be in writing and transmitted by email, as well as in one of the following delivery methods:

A.	delivered by hand;

B.	sent by airmail or international courier (in each case, pre-paid); or

C.	sent by fax.

to the party due to receive the notice at the following address or fax number or email address:

in the case of York and the Fund Manager,

c/o York Capital Management Europe (UK) Advisors LLP
23 Saville Row, 4th Floor
London W1S 2ET
England
email: sparrow@yorkcapital.com
fax: +44(0) 20 7907 5601;

in the case of Costamare and the Parent,

c/o Costamare Shipping Co. S.A.
60 Zephyrou Street & Syngrou Avenue
175 64 Athens
Greece
email: ventures@costamare.com
fax: +30 210 940 9051,

or at such other address or fax number or email address as may previously have been specified by that party by notice given in accordance with this clause.

31.2	A notice is deemed to be given or served:

A.	if delivered by hand, at the time it is left at the address;

B.	if sent by pre-paid airmail or international courier, on the fourth Business Day after despatch;

C.	if sent by fax, on receipt of a clear transmission report; and

D.	if sent by email, when received.

31.3
In the case of a notice given or served by fax, email or by hand, where this occurs after 5.00pm on a Business Day, or on a day which is not a Business Day, the date of service shall be deemed to be the next Business Day.

32.	GOVERNING LAW AND JURISDICTION

32.1
This Agreement and any dispute or claim (whether contractual or otherwise) arising out of or in connection with it, including any question regarding its existence, validity or termination, is governed by and shall be construed in accordance with English law and shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be three and Costamare and, if a co-plaintiff or (as the case may be) co-defendant in the relevant proceedings, the Parent shall be entitled to jointly appoint one arbitrator and York and, if a co-plaintiff or (as the case may be) co-defendant in the relevant proceedings, the Fund Manager (as well as the York Funds) shall be entitled to jointly appoint one arbitrator, with the third arbitrator being appointed by the LCIA Court, in accordance with LCIA Rules. The seat, or legal place, of arbitration shall be London and the language to be used in the arbitral proceedings shall be English.

32.2
York and the Fund Manager each irrevocably appoints York Capital Management Europe (UK) Advisors LLP at present of 23 Saville Row, 4th Floor, London W1S 2ET, England and Costamare and the Parent each irrevocably appoints Mr Richard Coleman c/o H. Clarkson and Co. Ltd. at present of 3 Lower Thames Street, London EC3R 6HE, England to be its agent for the receipt of any claim form, application notice, order, judgment or other document (each, a “Service Document”) relating to any proceeding, suit or action arising out of or in connection with this Agreement (“Proceedings”). Each Party, the Parent, and the Fund Manager agree that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by this Agreement, the LCIA Rules or the Civil Procedure Rules (as applicable).

32.3
If the agent at any time ceases for any reason to act as such, the relevant party shall appoint a replacement agent having an address for service in England and shall notify the other parties to this Agreement of the name and address of the replacement agent. Failing such appointment and notification, a Party shall be entitled by notice to the other parties to this Agreement to appoint a replacement agent to act on behalf of such other party and shall notify the other parties of the appointment. The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

THIS AGREEMENT HAS BEEN EXECUTED AS A DEED ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT.

Executed and delivered as a deed by	)
SPARROW HOLDINGS, L.P.	)
acting by York Global Finance Manager, LLC	)
its General Partner acting by:	)
/s/ Richard P. Swanson
Managing Member
Richard P. Swanson General Counsel

Executed and delivered as a deed by	)
COSTAMARE VENTURES INC.	)
acting by:	)
/s/ Konstantinos Konstantakopoulos
Director

Executed and delivered as a deed solely	)
with respect to provisions applicable to it by	)
YORK CAPITAL MANAGEMENT	)
GLOBAL ADVISORS, LLC (on behalf of	)
itself and as agent for the York Funds) acting by:	)
/s/ Richard P. Swanson
Managing Member
Richard P. Swanson General Counsel

Executed and delivered as a deed solely	)
with respect to provisions applicable to it by	)
COSTAMARE INC.	)
acting by:	)
/s/ Konstantinos Konstantakopoulos
Director

Schedule 1-List of York Funds

1	York Capital Management, L.P.

2	York Multi-Strategy Master Fund, L.P.

3	York Credit Opportunities Fund, L.P.

4	York Credit Opportunities Investments Master Fund, L.P.

5	York European Opportunities Investments Master Fund, L.P.

6	York European Focus Master Fund, L.P.

Schedule 2-Form of Business Plan

The Business Plan prepared in respect of an SPV and its Vessel shall include:

a)	summary of proposal e.g. funding or investment, trigger points, conditions, guarantees etc.;

b)	purchase price of such Vessel and payment terms thereof;

c)	details of such Vessel;

d)	any existing draft documentation with respect to the acquisition of the Vessel;

e)	in the event of a Newbuild Vessel, details of any documentation and arrangements with the relevant builder, including any performance guarantees that may be required;

f)	valuation report prepared by an independent shipbroker appointed by Costamare;

g)	details of any proposed financing and relevant documentation, including any performance guarantees that may be required;

h)	details of strategy for operating the Vessel including details of any charter contracts; and

i)	IRR / cashflow and assumptions.

Schedule 3- Form of Budget

The Budget prepared by Costamare Shipping for an SPV and its Vessel shall include:

a)	a breakdown of the projected operating costs of the Vessel and the relevant SPV;

b)	a schedule of all fees and expenses that may be charged to or be claimed from the SPV including the proposed fees and expenses of all Service Providers;

c)	an estimate of the working capital requirements of the SPV incorporated within a cash flow statement; and

d)	an estimate of all expected cash flows and revenues of the SPV prior to any applicable financing costs.

Schedule 4- Example of IRR calculation

	A	B	C	D
1	IRR Example
2
3	Date	Capital In	Distribution	Net Cash
4	30/6/2013	-5.000.000,00		-5.000.000,00
5	30/9/2013		300.000,00	300.000,00
6	31/12/2013		300.000,00	300.000,00
7	31/3/2014		300.000,00	300.000,00
8	30/6/2014		300.000,00	300.000,00
9	30/9/2014		300.000,00	300.000,00
10	31/12/2014		5.000.000,00	5.000.000,00
11
12			IRR	22,0%

	A	B	C	D
1	IRR Example
2
3	Date	Capital In	Distribution	Net Cash
4	41455	-5000000		=+C4+B4
5	41547		300000	=+C5+B5
6	41639		300000	=+C6+B6
7	41729		300000	=+C7+B7
8	41820		300000	=+C8+B8
9	41912		300000	=+C9+B9
10	42004		5000000	=+C10+B10
11
12			IRR	=+XIRR(D4:D10;A4:A10)